UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2021

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-08246	71-0205415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Energy Drive

Spring, TX 77389

(Address of principal executive office) (Zip Code)

(832) 796-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01	SWN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 13, 2021, Southwestern Energy Company (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) among the Company, certain selling stockholders party thereto (the “Selling Stockholders”) and J.P. Morgan Securities LLC (the “Underwriter”) with respect to the offer and sale of 63,976,376 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) by the Selling Stockholders at a price to the public of $5.13 per share resulting in total gross proceeds to the Selling Stockholders of approximately $328.2 million (the “Offering”). The Company did not sell any shares of Common Stock in the Offering and will not receive any proceeds from the sale by the Selling Stockholders of their shares of Common Stock. The Offering closed on December 15, 2021.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company and the Selling Stockholders. It also provides for customary indemnification by each of the Company, the Selling Stockholders and the Underwriter against certain liabilities arising out of or in connection with the sale of the Common Stock and for customary contribution provisions in respect of those liabilities.

The foregoing summary of the material terms of the Underwriting Agreement and the transaction contemplated thereby is subject to, and qualified in its entirety by, the full text of the Underwriting Agreement, which is attached hereto as Exhibit 1.1 and incorporated herein by reference.

The Underwriting Agreement has been filed with this Current Report on Form 8-K to provide investors and security holders with information regarding its terms and is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Underwriting Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Underwriters and their affiliates have provided and in the future may continue to provide various financial advisory, cash management, investment banking, commercial banking and other financial services, including the provision of credit facilities, to the Company in the ordinary course of business for which they have received and will continue to receive customary compensation.

Item 7.01	Regulation FD Disclosure

The information in this Item 7.01, including Exhibits 99.1 and 99.2, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of Section 18, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as set forth by specific reference in such filing.

On December 13, 2021, the Company issued press releases announcing the launch and the pricing of the Offering, copies of which are attached hereto as Exhibits 99.1 and 99.2, respectively.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1*	Underwriting Agreement, dated December 13, 2021, among Southwestern Energy Company, the Selling Stockholder parties thereto and J.P. Morgan Securities LLC.

5.1	Opinion of Kirkland & Ellis LLP.

23.1	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1 hereto).

99.1	Press Release of Southwestern Energy Company, dated December 13, 2021.

99.2	Press Release of Southwestern Energy Company, dated December 13, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain schedules and similar attachments have been omitted in reliance on Item 601(a)(5) of Regulation S-K. The Company will provide, on a supplemental basis, a copy of any omitted schedule or attachment to the SEC or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: December 15, 2021	By:	/s/ Carl Giesler, Jr.
	Name:	Carl Giesler, Jr.
	Title:	Executive Vice President and Chief Financial Officer